Exhibit 4.6

EMPLOYMENT AGREEMENT

Party A/Employer: Fintech (Shanghai) Digital Technology Co., Ltd

Registered Office: Room 8666, No. 58, Fumin Branch Road, Hengsha Township, Chongming District, Shanghai (Shanghai Hengtai Economic Development Zone)

Party B/Employee: Liang Changjuan

Gender: [XXX]

Home phone: [XXX] Mobile: [XXX]

Identity card number: [XXX]

Household registration address: [XXX]

Permanent address: as above

Emergency Contact: [XXX]

Emergency Contact Tel: [XXX]

Both parties acknowledge that Party A and Party B have signed this contract on the basis of equality and voluntariness and by consensus in accordance with the Labor Law of the People's Republic of China, the Law of the People's Republic of China on Employment Contracts and relevant labor laws and regulations, and will abide by it together.

Both parties agree that Party A employs Party B as its full-time employee. The labor relationship between the two parties is governed by relevant laws and regulations and Party A's internal systems. Before signing this contract, Party B has read the Employee Handbook, human resources management system, attendance system, salary and appraisal management system, job description and other rules and regulations of Party A, and agrees to abide by Party A's rules and regulations. Party A has informed Party B truthfully of the content and requirements of the work, conditions, location, remuneration and any other information that Party B requests.

Party A and Party B agree and confirm that the Labor Contract or Employment Agreement is the legal basis for the formation of labor relations and the settlement of labor disputes between the two parties.

Labor contracts are filled out uniformly with a black water ink, and alterations and modifications must be confirmed by the signatures or seals of both parties before they are valid.

Party B undertakes that: I am a worker who has reached the legal employment age, and I do not have any form of labor relationship with any other enterprises, institutions, social groups and other entities or organizations, and that Party A will not violate any of my agreements or statutory obligations by hiring me. I also guarantee that all the information provided by me and all kinds of qualifications, certificates and proofs are true and correct.

ARTICLE 1. DURATION OF CONTRACT AND TRIAL PERIOD

1. This contract is for a fixed term.

The present employment contract shall run from 01 May 2022 to 30 April 2025: the trial period shall run from /year/month/ to /year/month/ for a period of months.

2. If this contract is signed before the actual employment, the labor relationship between Party A and Party B shall be established from the date of actual employment.

3. Party B shall meet Party A's conditions of employment during the trial period, including but not limited to physical fitness for the job, and appropriate working ability and performance, etc. Party A will assess and evaluate whether Party B meets the employment conditions before the end of the trial period.

4. Party A may make a special agreement on the period of service with the employees trained at the Party A's expense. The period of service agreed upon in this contract or any other contract shall expire on the date of expiry of the final period of service.

ARTICLE 2. CONTENT AND PLACE OF WORK

1. Party B agrees to accept Party A's arrangement to work as Chief Financial Officer. Party B's job responsibilities and authority will be set out in the "Job Description" or "Job Description Manual" of the Company; Party B shall truthfully and diligently perform his/her duties and complete the work arranged by Party A in accordance with Party A's requirements and according to the job description and specifications set out in the Job Description and Specifications.

2. Party B's workplace or work area is: Shanghai. If a temporary (generally within three months) work or business trip outside the above workplace comes up due to the need to complete the work, Party B shall obey Party A's work arrangement and take the initiative to complete the work task.

3. If Party A needs to adjust Party B's work position and its labor remuneration due to actual business situation and work needs, based on Party B's expertise, specialty, health condition, work ability and performance, Party A shall, in principle, reach a consensus, except for the following cases:

(1) Party B shall accept Party A's transfer of Party B's work position due to the needs of production, operation and service, industrial and product structure adjustment, and changes in process procedures and organizational settings;

(2) Party A may temporarily arrange Party B to work in other positions due to the needs of production and operation, and Party B shall accept it;

(3) If Party B is unable to meet the targets of production service and work quality due to skills and physical factors, and is unable to perform the work, Party B shall accept it.

Party B shall accept the adjustment of Party B's job position, scope of duties, work position or workplace, and if she or he have any opinions or objections, she or he shall submit them in writing to Party A's personnel department, and before Party A makes a reply, Party B shall obey Party A's adjustment arrangement and do the corresponding work.

ARTICLE 3. WORKING HOURS

1. Party B's position carries out an 8-hour working day, and Party A will strictly implement the state regulations on rest and holidays.

2. Party B understands and agrees that Party A can arrange Party B to work overtime according to the national regulations, and Party B's overtime work must be approved and agreed by the general manager of Party A in writing.

ARTICLE 4. COMPENSATION FOR LABOR

1. Party B's labor remuneration shall be determined in accordance with Party A's positions, grades and other entitlements. Party B's monthly basic salary is RMB 3,000, monthly post salary is RMB 25,392, and quarterly performance bonus is RMB 36,504.

2. Party A pays Party B the full amount of the previous month's salary in monetary terms on the 20th of each month, and in case of special circumstances, the salary will be paid no later than 30 days before the end of each month.

3. During the performance of this contract, Party B's salary adjustment shall be determined in accordance with Party A's salary distribution system. Party A has the right to adjust Party B's wages in accordance with its production and operation conditions, changes in Party B's work position and the labor remuneration distribution method formulated in accordance with the law.

4. Party A may deduct or withhold the following costs and payments from the wage remuneration paid to Party B:

(1) According to laws and regulations, government regulations and Party A's rules and regulations, Party B's personal income tax, social insurance premiums, housing fund, etc. shall be deducted from Party B's salary and remuneration, which Party B shall bear;

(2) Damages payable by Party B to Party A under this contract or other agreement, or by law;

(3) Deductions required to be made by Party A from Party B's wage remuneration in court judgements and arbitration awards.

5. Party B shall not disclose its salary level or ask other employees for salary information, otherwise it will be regarded as a serious violation of this contract and Party A's labor discipline. If Party B has any objection to the wages received, it should be submitted in writing to the organization within 30 days after the receipt of the wages, otherwise it is deemed that Party B accepts and confirms the amount and items of the wages received.

ARTICLE 5. SOCIAL SECURITY

Party A pays social insurance premiums for Party A in accordance with the relevant provisions of the state and Shanghai. If Party B fails to pay all kinds of social insurance premiums in time due to Party B's reasons, Party B shall bear the responsibility.

2. Party B is sick or injured not due to work, its sick leave wages, sickness relief and medical treatment shall be implemented in accordance with the relevant provisions of the State and city of Shanghai.

3. Party B's wages and work injury insurance treatment for occupational diseases or work-related injury shall be implemented in accordance with the relevant provisions of the state and city of Shanghai.

ARTICLE 6. LABOR PROTECTION, LABOR CONDITIONS AND PROTECTION AGAINST OCCUPATIONAL HAZARDS

1. Party A shall fulfil the obligation to inform Party B of the positions that may generate occupational disease hazards and do a good job of preventing occupational hazards in the labor process.

2. Party A provides Party B with the necessary labor conditions and a safe and hygienic working environment, and issues Party B with labor protection articles and heat-prevention articles in accordance with the characteristics of the enterprise's production and operation and relevant regulations.

3. Party A shall, according to its own characteristics, systematically educate and train Party B in political thinking, professional ethics, business technology, labor safety and hygiene as well as relevant rules and regulations, so as to improve Party B's ideological consciousness, professional ethical standards and professional skills. Party B shall earnestly participate in the necessary education and training organized by Party A.

ARTICLE 7. LABOR DISCIPLINE

1. Party B shall strictly abide by and implement national laws and regulations and the Employee Handbook and various rules and regulations formulated by Party A.

2. Party A has the right to manage, supervise, inspect, reward and punish Party B in accordance with national laws, regulations and policies as well as company rules and regulations.

3. Party B shall faithfully and dutifully perform the responsibilities of his/her position, strictly comply with the scope of his/her position and authorization, and perform his/her position with due care and diligence, including, but not limited to, the requirements of the job descriptions and this Contract. Party B shall not sign any document or make any commitment on behalf of Party A or any department within Party A without Party A's written authorization or as expressly provided in Party A's written documents.

4. Party B shall comply with the basic principles of conflict of interest and avoid any behavior or relationship that conflicts or may conflict with its job duties or Party A's interests. Unless permitted by law, otherwise stipulated by Party A or agreed by Party A in advance in writing, Party B shall not engage in any of the following behaviors at any time during the validity period of the Contract, otherwise it shall be regarded as a serious violation of Party A's labor discipline.

(1) Part-time employment in any other organization;

(2) Engage in services, products and business that compete with Party A and its affiliates privately without Party A's arrangement;

(3) Non-Arrangement by Party A to privately engage in other business that is the same or similar to the duties of this position;

(4) Providing services or information to a competitor in the same industry as Party A or its affiliates without prior written approval from Party A;

(5) Inducing and persuading Party A's employees to work for competing companies;

(6) Starting or holding shares in a company that competes with Party A's business in his or her own name or in the name of a close relative of his or her spouse.

ARTICLE 8. CHANGES TO LABOR CONTRACTS

In any of the following cases, Party A and Party B shall change the labor contract:

1. Party A and Party B by consensus;

2. Changes in the laws, rules and regulations under which this contract is concluded;

3. If there is a significant change in the objective circumstances on the basis of which this contract is concluded, which makes the performance of this contract impossible, and one party requests to change the relevant contents of this contract, the party shall send the request for change in writing to the other party, and the other party shall reply to the request within fifteen days, and if the party fails to reply within fifteen days, it shall be regarded as agreeing to the change.

ARTICLE 9. TERMINATION OF LABOR CONTRACTS

1. Party A and Party B may terminate the labor contract by consensus.

2. Party B may terminate the employment contract by giving Party A 30 days' written notice. Party B may terminate the employment contract by giving Party A three days' notice in advance during the probation period.

3. If Party A forces Party B to work by means of violence, threat or unlawful restriction of personal freedom, or if Party A endangers Party B's personal safety through illegal command or risky operation, Party B may terminate the labor contract immediately without prior notice to Party A.

4. Party A may terminate the employment contract by giving Party B thirty days' prior written notice or by paying Party B one additional month's salary in any of the following cases.

(1) If Party B is ill or suffers an injury not caused by work, after the expiry of the prescribed medical treatment period, he/she is unable to engage in his/her original work, nor can he/she engage in the work separately arranged by Party A;

(2) Party B is unable to perform the work, and after training or adjusting the work position, he/she is still unable to perform the work;

(3) Significant changes in the objective circumstances on the basis of which the labor contract was concluded (including, but not limited to, the relocation of Party A's domicile).

If the labor contract cannot be fulfilled due to merger, transfer of Party A's assets, sale of Party A's business, or adjustment of the organizational structure, operating conditions or development strategy due to the needs of production and operation, and Party A and Party B fail to reach an agreement to change the contents of the labor contract after negotiation, the labor contract shall not be fulfilled.

5. Party B may terminate the labor contract if Party B has any of the following circumstances:

(1) Proved during the probation period that he or she does not fulfil the conditions of employment;

(2) Serious violation of the employer's rules and regulations (the employer's rules and regulations include, but are not limited to, the employee handbook);

(3) Serious dereliction of duty, malpractice, causing damage to the employer;

(4) If the worker simultaneously establishes labor relations with other employers, which affects the fulfilment of the tasks of the unit, or if the worker refuses to rectify the situation upon the employer's request;

(5) If the labor contract is null and void due to the circumstances stipulated in article 26, paragraph 1, subparagraph 1, of the Law on Labor Contracts;

(6) Those who have been held criminally liable in accordance with the law.

ARTICLE 10. TERMINATION OF LABOR CONTRACTS

The labor contract is terminated in one of the following cases:

1. the expiry of the labor contract;

2. Party B begins to enjoy the basic pension insurance benefits according to the law;

3. Party B dies, or is declared dead or missing by the people's court;

4. Party A is legally declared bankrupt;

5. Party A is revoked its business license, ordered to close down or revoked or Party A decides to dissolve prematurely;

6. Other cases stipulated by laws and administrative regulations.

ARTICLE 11. CONTRACT RENEWAL

If Party B intends to renew this contract, it shall send the renewal notice to Party A in writing 30 days before the expiry of this contract, and Party A shall notify Party B in writing whether to renew the contract or not within 15 years from the date of receipt of the written notice, and if either party fails to notify the other party within the stipulated period of time, it shall be regarded as not agreeing to renew the contract, and the contract shall be terminated at the expiry of the contract.

ARTICLE 12. HANDOVER OF WORK AND SEPARATION PROCEDURES

1. Regardless of the form of termination or dissolution of labor relations, Party B must handle the work handover and departure procedures, the specific work handover and departure procedures in accordance with the provisions of the "Employee Handbook".

2. If Party B fails to handle the work handover and departure formalities in time, causing Party A's economic loss, Party A has the right to ask Party B for compensation, and Party B shall bear all the legal liabilities arising therefrom.

3. Party A shall handle the formalities for Party B to withdraw from work within fifteen days after the termination or cancellation of the labor contract.

4. Party B shall, upon expiry, termination or cancellation of this Contract, hand over the work and relevant documents and papers to Party A in the manner and process stipulated by Party A; return property in possession of Party A, including desktop computers, laptop computers, telephones, data, information, keys and other equipment; and settle accounts, including the return of borrowed money, the settlement of arrears owed by customers and leased items.

If Party B breach the above agreement and cause any loss or damage to Party A, Party B shall be liable for any loss of production and business caused by such breach. Such liability includes, but is not limited to, the fees paid by Party A for recruiting Party B, the training fees paid by Party A and the direct economic losses caused by Party B to Party A.

ARTICLE 13. CONFIDENTIALITY PACT

1. During the contract period, Party B shall be obliged to keep strict confidentiality of all the information that Party B has got hold of during the working period, including Party A's information and customers' information, translated materials or translated documents, Party A's business, technology, customers' transactions, finance, marketing, etc. or information of other enterprises which are related to Party A. Party B shall not disclose them to any third party in any way or method, directly or indirectly, intentionally or unintentionally. Any violation of the confidentiality agreement will be punished or fulfilled in accordance with the provisions of Party A's Employee Handbook and Confidentiality Agreement. If Party B's leakage of confidentiality involves a crime, it will be transferred to the judicial organ for handling. After the termination or cancellation of the contract, Party B will continue to have the obligation of confidentiality.

2. According to the degree of Party B's knowledge of Party B's secrets, Party A may enter into a Non-competition Agreement with Party B as necessary, agreeing on the scope, territory and period of non-competition restriction, and at the same time agreeing on the amount of economic compensation to be paid by Party A to Party B or Party B to Party A every month.

3. All intellectual property rights of Party B's official works (including but not limited to course design, lecture notes, writings, audio (video) during the period of Party B's employment shall belong to Party A. Party B shall promptly explain and submit all the relevant information of the official works to Party A, and help Party A to obtain the intellectual property rights of the official works as soon as possible and this paragraph shall remain effective for one year after Party B's departure.

ARTICLE 14. TRAINING ENGAGEMENTS

During the contract period, if Party A provides Party B with special training expenses to train Party B, Party A and Party B may separately enter into a Training Agreement stipulating the period of service and liquidated damages. If the Training Agreement is not concluded separately, the service period shall be calculated according to three years of service after the completion of training. If Party B cancels or terminates this contract within the agreed service period after the completion of training, Party B shall reimburse Party A the corresponding training fee upon cancellation or termination of this contract according to the training agreement signed by both parties, and the full amount of the training fee without the signed agreement shall be deducted from the time of the service period provided by Party B (counted from the end of the full month) according to the proportional reduction of the compensation fee for the full amount of the training fee for the period of 36 months.

CHANGES TO THE CONTRACT UNDER ARTICLE 15

This contract contains the entire agreement relating to the subject matter hereof and supersedes all prior agreements and stipulations, whether oral or written, between the parties with respect to the subject matter hereof.

VALIDITY OF ARTICLE 16

If any provision of this contract is held to be invalid or ineffective by reason of the application of any Chinese law or regulation, the invalid or ineffective provision shall be modified to reflect the original agreement of the parties to the nearest extent possible, and such provision shall not affect the survival and validity of the remaining provisions of this contract.

SURVIVING PROVISIONS OF ARTICLE 17

If this contract expires or is terminated for any reason, the confidentiality, non-competition and solicitation provisions of this contract shall remain in force and Party B shall continue to be bound by the relevant terms and conditions until the expiry of the relevant period.

NO WAIVER OF ARTICLE 18

No delay, waiver, default or postponement of performance by Party A of any of it rights or powers arising from any breach by Party B of any term, covenant or undertaking hereunder shall constitute a waiver of any of our rights under this contract or an assertion of any consequential breach.

ARTICLE 19. OTHERS

1. Job descriptions, job duties, codes of conduct and any of our internal regulations, rules and systems form an integral part of this contract.

2. If there is any change in the laws, administrative rules and/or regulations under which this contract is concluded, this contract shall be amended accordingly to reflect such change.

3. The parties have carefully read all of the terms of this Contract and have carefully considered the terms and limitations set forth herein for the parties. Each party acknowledges and declares that either party has entered into this Contract on the basis that the other party has made a representation that it will comply with and be bound by any of the above stated limitations, and each party further acknowledges and declares that any of the above terms and limitations are reasonable.

ARTICLE 20. LIABILITY

1. During the contract period, if either party violates this contract (including the representations and warranties made by either party in this contract) and causes economic loss to the other party, it shall compensate the other party in accordance with the consequences and the degree of responsibility.

2. Party B shall be liable to compensate Party A for the loss caused by Party B's violation of the confidentiality obligation agreed in the employment contract.

ARTICLE 21. DISPUTE SETTLEMENT

In case of labor disputes between Party A and Party B, they can be resolved through consultation with the trade union or apply for mediation to the Labor Dispute Mediation Committee, or directly apply for arbitration to the Labor Dispute Arbitration Committee in Party A's location.

ARTICLE 22. CONFIRMATION OF INFORMATION

The basic information of Party B in this contract is provided by Party B, and Party B takes full responsibility for the truthfulness of the content and notifies Party A in writing of any changes within ten days. Party B's usual place of residence as stated in the first part of this Contract shall be regarded as a valid correspondence address for all notices relating to this Contract. Party B shall immediately notify Party A in writing of any change in his or her usual place of residence.

Otherwise, Party B shall bear the corresponding adverse consequences. Party B agrees to entrust the “Emergency Contact” in Party B's information as Party B's trustee when Party B is in the state of contact obstacle (including but not limited to Party B's hospitalization due to illness, loss of personal freedom, etc.), and the trustee enjoys the authority of accepting to receive and signing the relevant documents on behalf of Party B, and Party A will regard the delivery of the relevant legal documents to the trustee as the delivery of the relevant legal documents to Party B.

ARTICLE 23. BY-LAWS

1. The parties may enter into a written supplementary agreement to clarify any matters not covered in this contract.

2. In case of any conflict between this contract and the laws and regulations of the State and Shanghai, the laws and regulations of the State and Shanghai prevail.

3. This contract shall come into effect on the date of the seal (signature) of both parties. This contract shall be executed in duplicate, with one copy for each party A and party B. The two contracts shall have the same legal effect.

Party A: company chop	Party B signature:

Date of company chop:	Date of signature: 2022.05.01

I have acknowledged receipt of one copy of the employment agreement and the other copy will be kept by the Company.

Employee signature:

Date of signature: 2022.05.25

Supplementary Agreement

Upon equal and voluntary agreement and negotiation between Party A and Party B, the following changes are made to this contract.

Party A:	Party B:

Date of signature: